R. Wayne Fritzsche          Anthony Kamin              James N. Lane
6413 Maclaurin Drive East     350 West Belden           85 Rosebrook Road
  Tampa, Florida 33647           Suite 606             New Canaan, CT 06840
                             Chicago, IL 60614

                              September 30, 1996

Intelligent Decision Systems, Inc.
12227 South Business Park Drive
Draper, Utah 84020

Gentlemen:

      This letter memorializes the agreement between R. Wayne Fritzsche, Anthony Kamin and James N. Lane on the one hand (collectively, "Consultant") and Intelligent Decision Systems, Inc., a Delaware corporation ("Company") on the other hand, regarding Consultant providing consulting services to Company.

      Consultant hereby agrees to provide consulting services to Company, for two years starting as of the date of this letter agreement, regarding the following topics: strategic planning, licensing, technical issues, strategic alliances/partners and the development of business opportunities. Consultant will also review Company's current operations and finances, and prepare a report to Company describing problems found and recommended remedies.

      In consideration for the services provided by Consultant, Company hereby agrees (a) to pay fees to Consultant in the form of stock options in the Company as described in detail in the next paragraph and (b) to indemnify and hold harmless Consultant and its subcontractors and affiliates (including R. Wayne Fritzsche, Fritzsche & Associates, Anthony Kamin, James N. Lane and Devonwood Management LLC), directors, officers, agents and employees from and against any losses, claims, damages, judgments, assessments, costs and other liabilities and will reimburse each indemnified person for all fees and expenses as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation or whether or not any indemnified person is a party, arising out of or in connection with advice or services rendered or to be rendered by any indemnified person pursuant to this letter agreement; provided that Company will not be responsible for any liabilities or expenses of any indemnified person that are determined by a judgment of a court of competent jurisdiction to have resulted from such indemnified person's gross negligence or willful misconduct in connection with any of the advice, actions, inactions or services referred to above. In addition to the foregoing, Company also agrees to reimburse Consultant for any and all reasonable out-of-pocket expenses,
including  legal  fees  incurred  in  connection  with  the  services   provided
hereunder.

      In consideration for the services described above, Company will issue to Consultant 1.95 million options (650,000 options to each of the entities and persons constituting Consultant) to purchase common stock of Company at an exercise price of $ 1.25 per share, which will be provided in Intelligent Decision Systems, Inc. customary Option Agreement. The stock options shall be issued in accordance with the following criteria:

            Options for 100,000 shares will vest immediately and must be exercised within 30 days of the date of this letter agreement.

            Options for 875,000 shares will vest immediately and expire on December 31 1998.

            The remaining 975,000 options shall vest one year after date of this letter agreement and expire five years after the date of this letter agreement.

            The Company shall cause the underlying stock to be registered by filing Form S-8 with the Securities and Exchange Commission to the extent available to the Company.

            The Company will use its best efforts to expedite the creation of the options and the filing of documents with the Securities and Exchange Commission.


      The Company agrees to provide Consultant the opportunity for two seats on the Board of Directors, subject to the various limitations imposed by the articles of incorporation and bylaws of Company, the laws of the State of Delaware, and any future limitations with respect to stock exchange listings.

      At any time until the date six months after the date of this letter agreement, either party may terminate this agreement for cause upon 30 days written notice to the other party at the addresses shown above. Cause shall include gross negligence and/or willful misconduct.

      Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the above address the duplicate copy of this letter.

                                                Sincerely,

                                                /s/ R. Wayne Fritzsche
                                                R. Wayne Fritzsche

                                                /s/ Anthony Kamin
                                                Anthony Kamin

                                                /s/ James N. Lane
                                                James N. Lane


ACCEPTED AND AGREED AS OF
THE DATE FIRST ABOVE WRITTEN;

Intelligent Decision Systems, Inc.

By:/s/ Mark A. Babin

Name:  Mark A. Babin
Title:  President